Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Scilex Holding Company

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 13, 2022, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-268603) and related Prospectus of Scilex Holding Company for the registration of up to 145,200,264 shares of its common stock, up to 11,003,988 shares of common stock issuable upon the exercise of warrants and up to 5,490,617 warrants to purchase shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

December 19, 2022